Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE

JPMorgan Chase acquires substantial majority of assets and assumes certain liabilities of First Republic Bank

JPMorgan Chase to protect all deposits -- insured and uninsured -- bringing its financial strength, capabilities and capital to the U.S. banking system and First Republic

No systemic risk exception required; a competitive bid process minimized costs to the Deposit Insurance Fund

New York, May 1, 2023 – JPMorgan Chase (NYSE: JPM) today announced it has acquired the substantial majority of assets and assumed the deposits and certain other liabilities of First Republic Bank from the Federal Deposit Insurance Corporation (FDIC). In carrying out this transaction, JPMorgan Chase is supporting the U.S. financial system through its significant strength and execution capabilities. As part of the purchase, JPMorgan Chase is assuming all deposits – insured and uninsured.

“Our government invited us and others to step up, and we did,” said Jamie Dimon, Chairman and CEO of JPMorgan Chase. “Our financial strength, capabilities and business model allowed us to develop a bid to execute the transaction in a way to minimize costs to the Deposit Insurance Fund.”

Dimon added, “This acquisition modestly benefits our company overall, it is accretive to shareholders, it helps further advance our wealth strategy, and it is complementary to our existing franchise.”

Key transaction elements following the FDIC’s competitive bidding process include:
▪Acquisition of the substantial majority of First Republic Bank’s assets, including approximately $173 billion of loans and approximately $30 billion of securities
▪Assumption of approximately $92 billion of deposits, including $30 billion of large bank deposits, which will be repaid post-close or eliminated in consolidation
▪FDIC will provide loss share agreements covering acquired single-family residential mortgage loans and commercial loans, as well as $50 billion of five-year, fixed-rate term financing
▪JPMorgan Chase is not assuming First Republic’s corporate debt or preferred stock
First Republic branches will open on Monday, May 1, as normal, and clients will continue to receive uninterrupted service, including digital and mobile banking capabilities.

As a result of this transaction, JPMorgan Chase expects to:
▪Recognize an upfront, one-time, post-tax gain of approximately $2.6 billion, which does not reflect the approximately $2.0 billion dollars of post-tax restructuring costs anticipated over the next 18 months
▪Remain very well-capitalized with a CET1 ratio consistent with its 1Q 24 target of 13.5% and maintain healthy liquidity buffers

Investor Contact: Mikael Grubb 212-270-2479	Media Contact: Joseph Evangelisti 212-270-7438

Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179 NYSE symbol: JPM www.jpmorganchase.com

The transaction is expected to be modestly EPS accretive and generate more than $500 million of incremental net income per year, not including the approximately $2.6 billion one-time post-tax gain or approximately $2.0 billion of post-tax restructuring costs expected over the course of 2023 and 2024.

The acquired First Republic businesses will be overseen by JPMorgan Chase’s Consumer and Community Banking (CCB) Co-CEOs, Marianne Lake and Jennifer Piepszak.

“First Republic has built a strong reputation for serving clients with integrity and exceptional service,” said Lake and Piepszak. “We look forward to welcoming First Republic employees. As always, we are committed to treating employees with respect, care and transparency.”

JPMorgan Chase will:
▪post an investor presentation with additional deal details on its Investor Relations website at approximately 7:00 a.m. ET on Monday, May 1
▪host a media call at 8:00 a.m. ET and an analyst and investor call at 8:30 a.m. ET featuring Jamie Dimon, and CFO, Jeremy Barnum, on Monday, May 1

As noted above, JPMorgan Chase will host a conference call for analysts and investors on Monday, May 1, at 8:30 a.m. (ET) to discuss the transaction. The general public can access the call by dialing (888) 324-3618 in the U.S. and Canada, or (312) 470-7119 for international callers; using passcode 1364784#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations.

About JPMorgan Chase
JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.7 trillion in assets and $303 billion in stockholders’ equity as of March 31, 2023. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.

Investor Contact: Mikael Grubb 212-270-2479	Media Contact: Joseph Evangelisti 212-270-7438